Exhibit (a)(5)(B)
News Release

HOPE BANCORP ANNOUNCES EXTENSION OF TIME PERIOD TO EXERCISE CONTRACTUAL PUT RIGHT OF 2.00% CONVERTIBLE SENIOR NOTES

LOS ANGELES - May 5, 2023 - Hope Bancorp, Inc. (the “Company”) (NASDAQ: HOPE) announced today that it has extended the expiration time for the previously announced right of holders of its 2.00% Convertible Senior Notes due 2038 (CUSIP NUMBER 43940TAB5) (the “Notes”) to surrender their Notes for repurchase by the Company for cash pursuant to their option (the “Optional Put”) under the Indenture (the “Indenture”), dated as of May 11, 2018, between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association) as trustee and paying agent (the “Trustee” or “Paying Agent”). The opportunity to exercise the Optional Put, or validly withdraw Notes previously surrendered, now expires at 12:00 midnight New York City time at the end of the day on May 12, 2023 (the “Expiration Date”). The Optional Put was originally set to expire at 5:00p.m. New York City time on May 11, 2023. Except for the extension of the time period to exercise the Optional Put, all of the terms of the Optional Put remain unchanged.

In order to exercise the Optional Put and receive the repurchase price therefor, a holder must surrender the Notes for repurchase through the transmittal procedures of the Depository Trust Company (“DTC”).

The Company is not providing for procedures for tenders of Notes to be made by guaranteed delivery. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Date. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the Optional Put a number of days before the Expiration Date in order for such entity to tender Notes on your behalf at or prior to the end of the Expiration Date.

U.S. Bank Trust Company, National Association is the trustee and Paying Agent with respect to the Notes. Its address and email are:

Regular Mail, Registered & Certified Mail, or Courier:

U.S. Bank Global Corporate Trust Services
111 E Fillmore Ave, St. Paul, MN 55107
Corporate Trust Support & Operations
EP-MN-WS1P
cts.specfinance@usbank.com

This press release is for information only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities of the Company. The repurchase of the Notes will only be pursuant to, and the Notes may be surrendered only in accordance with, the Indenture and the repurchase notice dated April 17, 2023, as amended on May 5, 2023.

None of the Company, its Board of Directors or its officers is making any representation or recommendation to any holder of the Notes as to whether to exercise the Optional Put. Beneficial owners and holders of the Notes should consult with their own financial and tax advisors and must make their own decision as to whether to exercise the Optional Put and, if so, the principal amount of Notes for which the Optional Put should be exercised.
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2-2-2    NASDAQ: HOPE

About Hope Bancorp, Inc.

Hope Bancorp, Inc. (NASDAQ: HOPE) is the holding company of Bank of Hope, the first and only super regional Korean American bank in the United States with $20.6 billion in total assets as of March 31, 2023. Headquartered in Los Angeles and serving a multi-ethnic population of customers across the nation, Bank of Hope operates 53 full-service branches in California, Washington, Texas, Illinois, New York, New Jersey, Virginia, Alabama, and Georgia. Bank of Hope also operates SBA loan production offices in Seattle, Denver, Dallas, Atlanta, Portland, New York City, Northern California and Houston; commercial loan production offices in Northern California, Seattle and Tampa, Fla.; residential mortgage loan production offices in Southern California; and a representative office in Seoul, Korea. Bank of Hope specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and commercial lending, SBA lending and international trade financing. Bank of Hope is a California-chartered bank, and its deposits are insured by the FDIC to the extent provided by law. Bank of Hope is an Equal Opportunity Lender. For additional information, please go to bankofhope.com. None of the information on or hyperlinked from the Company’s website is incorporated by reference.

Forward-Looking Statements

Some statements in this news release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to, among other things, expectations regarding the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our business strategies, objectives and vision. Forward-looking statements include, but are not limited to, statements preceded by, followed by or that include the words “will,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions. With respect to any such forward-looking statements, the Company claims the protection provided for in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties. The Company’s actual results, performance or achievements may differ significantly from the results, performance or achievements expressed or implied in any forward-looking statements. The risks and uncertainties include, but are not limited to: possible further deterioration in economic conditions in our areas of operation; interest rate risk associated with volatile interest rates and related asset-liability matching risk; liquidity risks; risk of significant non-earning assets, and net credit losses that could occur, particularly in times of weak economic conditions or times of rising interest rates; the failure of or changes to assumptions and estimates underlying the Company’s allowances for credit losses; and regulatory risks associated with current and future regulations. For additional information concerning these and other risk factors, see the Company’s most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements except as required by law.

Contacts:

Julianna Balicka EVP & Chief Financial Officer 213-235-3235 julianna.balicka@bankofhope.com	Angie Yang SVP, Director of Investor Relations & Corporate Communications 213-251-2219 angie.yang@bankofhope.com